UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 25, 2013

Cytokinetics, Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50633	94-3291317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

280 East Grand Avenue, South San Francisco, California		94080
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 624 - 3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2013, Cytokinetics, Incorporated (the "Company") entered into a Collaboration and License Agreement (the "Agreement") with Astellas Pharma Inc. ("Astellas"). The primary objective of the collaboration to be conducted under the Agreement is to advance novel therapies for diseases and medical conditions associated with muscle weakness.

Under the Agreement, Cytokinetics granted Astellas an exclusive license to co-develop and commercialize CK-2127107, a fast skeletal troponin activator drug candidate, for potential application in non-neuromuscular indications worldwide. CK-2127107, which is currently in Phase I clinical development, will be developed jointly by Cytokinetics and Astellas. Cytokinetics will be primarily responsible for the conduct of Phase I clinical trials and certain Phase II readiness activities for CK-2127107 and Astellas will be primarily responsible for the conduct of subsequent development and commercialization activities for CK-2127107.

The parties will jointly conduct research to identify next-generation skeletal muscle activators to be nominated as drug candidates, at Astellas’ expense. Astellas has the exclusive rights to develop and commercialize fast skeletal troponin activators from this research program in non-neuromuscular indications and to develop and commercialize other novel mechanism skeletal muscle activators from this research program in all indications, subject to certain Cytokinetics’ co-development and co-promotion rights under the Agreement. Astellas will be responsible for the costs associated with the development of all collaboration products, including CK-2127107.

Cytokinetics retains an option to conduct early-stage development for certain agreed indications at its initial expense, subject to reimbursement if development continues under the collaboration. Cytokinetics also retains an option to co-promote collaboration products in the United States and Canada. Astellas will reimburse Cytokinetics for certain expenses associated with its co-promotion activities.

Cytokinetics will receive an upfront payment of $16 million in connection with the execution of the Agreement, and is eligible to potentially receive over $24 million in reimbursement of sponsored research and development activities during the initial two years of the collaboration. Based on the achievement of pre-specified criteria, Cytokinetics may receive over $250 million in milestone payments relating to the development and commercial launch of collaboration products, including up to $112 million in development and commercial launch milestones for CK-2127107. Cytokinetics may also receive up to $200 million in payments for achievement of pre-specified sales milestones related to net sales of all collaboration products under the Agreement. In the event Astellas commercializes any collaboration products, Cytokinetics will also receive royalties on sales of such collaboration products, including royalties ranging from the high single digits to the high teens on sales of products containing CK-2127107. In addition to the foregoing development, commercial and sales milestones, Cytokinetics may also receive payments for the achievement of pre-specified milestones relating to the joint research program.

Cytokinetics retains the exclusive right to develop and commercialize tirasemtiv, a fast skeletal troponin activator currently in Phase II clinical trials, for the potential treatment of amyotrophic lateral sclerosis and other neuromuscular disorders independently from the Agreement.

The above description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2013, or another report filed with the Securities and Exchange Commission.

On June 25, 2013, the Company also issued a press release announcing the Company’s entry into the Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Forward-Looking Statements:
This Current Report on Form 8-K contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Company disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act's Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics' and Astellas’ planned research and development activities; potential milestone payments, royalties and other payments; the expected roles of Cytokinetics and Astellas under the collaboration and in developing or commercializing drug candidates or products subject to the collaboration; and the indications to be pursued under the collaboration. Such statements are based on management's current expectations, but actual results may differ materially due to various risks and uncertainties. For further information regarding these and other risks related to Cytokinetics' business, investors should refer to the Risk Factors set forth in the Company’s Quarterly Report on Form 10-Q filed with Securities and Exchange Commission for the quarter ended March 31, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytokinetics, Incorporated

June 25, 2013	By:	/s/Sharon A. Barbari

Name: Sharon A. Barbari
Title: Executive Vice President, Finance and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated June 25, 2013